   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1995.

                                                       REGISTRATION NO. 33-58539

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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          COMMUNITY BANK SYSTEM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               16-1213679
     (STATE OR OTHER JURISDICTIONOF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)


                            5790 WIDEWATERS PARKWAY
                             DEWITT, NEW YORK 13214
                                 (315) 445-2282
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      SANFORD A. BELDEN, PRESIDENT AND CEO
                            5790 WIDEWATERS PARKWAY
                             DEWITT, NEW YORK 13214
                                 (315) 445-2282
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

         GEORGE J. GETMAN, ESQ.                 LAWRENCE A. LAROSE, ESQ.
      BOND, SCHOENECK & KING, LLP            CADWALADER, WICKERSHAM & TAFT
           ONE LINCOLN CENTER                       100 MAIDEN LANE
        SYRACUSE, NEW YORK 13202                NEW YORK, NEW YORK 10038
             (315) 422-0121                          (212) 504-6000


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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


  This Amendment No. 2 relates only to Item 17 of Part II of the Registration Statement. Item 17 is amended and supplemented as follows:

ITEM 17. EXHIBITS

  The following exhibits are filed as part of this Registration Statement:

 EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
 --------------                      ----------------------
      1.1       Form of Underwriting Agreement among the Company, M.A. Schapiro
                 & Co., Inc., and First Albany Corporation relating to the Com-
                 mon Stock.
      1.2       Form of Underwriting Agreement between the Company and M.A.
                 Schapiro & Co., Inc. relating to the Preferred Stock.
      3.1       Certificate of Incorporation of the Company.+
      3.2       Bylaws of the Company.+
      4.1       Certificate of the Powers, Designations, Preferences and Rights
                 of the Cumulative Perpetual Preferred Stock, Series A.*
      5         Opinion of Bond, Schoeneck & King, LLP as to the validity of the shares of the Registrant's common stock being registered.*
      7         Opinion of Bond, Schoeneck & King, LLP as to Liquidation Pref-
                 erences on Series A Preferred Stock (to be included in Exhibit
                 5).*
     10.01      Purchase and Assumption Agreement dated December 6, 1994 among the Bank, the Company and The Chase Manhattan Bank, N.A.+
     10.02      First Amendment dated April 4, 1995 to Purchase and Assumption
                 Agreement among the Bank, the Company and The Chase Manhattan
                 Bank, N.A.+
     10.03      Employment Agreement dated January 1, 1995 between the Company and Mr. Belden.*
     10.04      Form of Employment Agreements between the Company and Messrs.
                 Wears, Patton and Wallace.*
     10.05      1994 Long-term Incentive Compensation Program, previously filed with the Commission on March 18, 1994 as Exhibit A to the
                 Company's Definitive Proxy Statement for 1994 Annual Meeting
                 of Shareholders, and incorporated herein by reference.+
     10.06      Stockholder Protection Rights Agreement dated February 21, 1995 between the Company and the Bank, previously filed with the
                 Commission on February 27, 1995 as Exhibit 1 to the Company's
                 Registration Statement on Form 8-A (No. 1-11431), and incorpo-
                 rated herein by reference.+
     12         Statement regarding computation of ratios (as amended).+
     23.01      Consent of Bond, Schoeneck & King, LLP (to be included in Ex-
                 hibit 5).*
     23.02      Consent of Coopers & Lybrand L.L.P. (as amended).+
     24         Power of Attorney.+

- --------
* To be filed by amendment.
+ Previously filed.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Syracuse, New York on this 8th day of June, 1995.

                                          COMMUNITY BANK SYSTEM, INC.

                                                   /s/ Sanford A. Belden
                                          By: _________________________________
                                             Sanford A. Belden, President and
                                                            CEO

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                  TITLE                  DATE
       ---------                  -----                  ----
 /s/ Sanford A. Belden Director, President and CEO   June 8, 1995
 _____________________
   SANFORD A. BELDEN
           *                    Treasurer            June 8, 1995
 _____________________
   DAVID G. WALLACE
           *              Chairman of the Board      June 8, 1995
 _____________________
   EARL W. MACARTHUR
           *                     Director            June 8, 1995
 _____________________
  WILLIAM D. STALDER
           *                     Director            June 8, 1995
 _____________________
  NICHOLAS A. DICERBO
           *                     Director            June 8, 1995
 _____________________
    LEE T. HIRSCHEY
           *                     Director            June 8, 1995
 _____________________
  DAVID C. PATTERSON
           *                     Director            June 8, 1995
 _____________________
  RICHARD C. CUMMINGS
           *                     Director            June 8, 1995
 _____________________
  WILLIAM M. DEMPSEY
           *                     Director            June 8, 1995
 _____________________
   WILLIAM N. SLOAN
           *                     Director            June 8, 1995
 _____________________
    JOHN M. BURGESS
           *                     Director            June 8, 1995
 _____________________
   JAMES A. GABRIEL
                                 Director
 _____________________
    HUGH G. ZIMMER
           *                     Director            June 8, 1995
 _____________________
   BENJAMIN FRANKLIN

 *By:  /s/ Sanford A. Belden
     -----------------------
           SANFORD A. BELDEN,
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NUMBER                DESCRIPTION OF EXHIBIT                  PAGE NO.
 --------------                ----------------------                  --------
      1.1       Form of Underwriting Agreement among the Company,
                 M.A. Schapiro & Co., Inc., and First Albany Corpo-
                 ration relating to the Common Stock.
      1.2       Form of Underwriting Agreement between the Company
                 and M.A. Schapiro & Co., Inc. relating to the Pre-
                 ferred Stock.
      3.1       Certificate of Incorporation of the Company.+
      3.2       Bylaws of the Company.+
      4.1       Certificate of the Powers, Designations, Preferences
                 and Rights of the Cumulative Perpetual Preferred
                 Stock, Series A.*
      5         Opinion of Bond, Schoeneck & King, LLP as to the va-
                 lidity of the shares of the Registrant's common
                 stock being registered.*
      7         Opinion of Bond, Schoeneck & King, LLP as to Liqui-
                 dation Preferences on Series A Preferred Stock (to
                 be included in Exhibit 5).*
     10.01      Purchase and Assumption Agreement dated December 6,
                 1994 among the Bank, the Company and The Chase Man-
                 hattan Bank, N.A.+
     10.02      First Amendment dated April 4, 1995 to Purchase and
                 Assumption Agreement among the Bank, the Company
                 and The Chase Manhattan Bank, N.A.+
     10.03      Employment Agreement dated January 1, 1995 between
                 the Company and Mr. Belden.*
     10.04      Form of Employment Agreements between the Company
                 and Messrs. Wears, Patton and Wallace.*
     10.05      1994 Long-term Incentive Compensation Program,
                 previously filed with the Commission on March 18,
                 1994 as Exhibit A to the Company's Definitive Proxy
                 Statement for 1994 Annual Meeting of Shareholders,
                 and incorporated herein by reference.+
     10.06      Stockholder Protection Rights Agreement dated Febru-
                 ary 21, 1995 between the Company and the Bank, pre-
                 viously filed with the Commission on February 27,
                 1995 as Exhibit 1 to the Company's Registration
                 Statement on Form 8-A (No. 1-11431), and incorpo-
                 rated herein by reference.+
     12         Statement regarding computation of ratios (as amend-
                 ed).+
     23.01      Consent of Bond, Schoeneck & King, LLP (to be in-
                 cluded in Exhibit 5).*
     23.02      Consent of Coopers & Lybrand L.L.P. (as amended).+
     24         Power of Attorney.+

- --------
* To be filed by amendment.
+ Previously filed.